EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Specific Stock Option Plan for the Subscription of Shares to be Issued, dated September 16, 2005 for the registration of 850,000 ordinary shares of SCOR of our report dated April 29, 2005 with respect to the consolidated financial statements and schedules of SCOR included in its Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Ernst & Young Audit
Represented by Pierre Planchon
/s/ Pierre Planchon

Paris, France

November 21, 2005